EXHIBIT 99.1
INTER-TEL ANNOUNCES 2005 THIRD QUARTER RESULTS
Director Haden Announces His Retirement from the Board
Tempe, Arizona . . . October 24, 2005 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced operating results for the third quarter and nine months ended September 30, 2005. Net sales for the quarter ended September 30, 2005 increased 5.6% to $111.4 million compared to net sales of $105.5 million for the corresponding period in 2004. Net sales for the quarter ended September 30, 2005 included $7.1 million in revenues attributable to our Lake acquisition in March 2005. Excluding the Lake acquisition, non-GAAP net sales would have been $104.3 million, a decrease of 1.1% for the third quarter of 2005 compared to the corresponding period in 2004. Net sales for the nine months ended September 30, 2005 increased 8.6% to $332.7 million compared to net sales of $306.4 million for the corresponding period in 2004. Net sales for the first nine months of 2005 included $17.6 million in revenues attributable to our acquisition of Lake. Excluding the Lake acquisition, non-GAAP net sales would have been $315.1 million, an increase of 2.8% for the nine months ended September 30, 2005 compared to the corresponding period in 2004.
For the quarter ended September 30, 2005, Inter-Tel reported GAAP net income of $647,000 ($0.02 per diluted share) including $232,000 in net income from the Lake acquisition and $6.8 million in net losses associated with a legal judgment and settlement discussed in further detail below, compared to GAAP net income of $9.2 million ($0.34 per diluted share) for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, Inter-Tel reported GAAP net income of $9.6 million ($0.35 per diluted share), including the impact of the Lake acquisition and related in-process research and development (IPRD) write-off, and net losses associated with a legal judgment and settlement discussed in further detail below, compared to GAAP net income of $24.1 million ($0.89 per diluted share) for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, Inter-Tel reported that non-GAAP pro forma net income, excluding the Lake acquisition and related in-process research and development write-off, net losses associated with a legal judgment and settlement discussed in further detail below, was $18.0 million ($0.66 per diluted share). Please refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.
“Net sales increased 5.6% in the third quarter of 2005 compared to the third quarter of 2004 and we continued to generate cash from operations,” noted Steven G. Mihaylo, Inter-Tel’s CEO. “Inter-Tel’s cash, short-term investments and long-term investments balances totaled $169.6 million at September 30, 2005, which increased $12.8 million from June 30, 2005. Inter-Tel’s gross profit dollars increased slightly in the third quarter of 2005 compared to the same period in 2004, although our gross margins decreased to 50.6% in the third quarter compared to 53.0% in the third quarter of 2004 primarily as a result of special promotions and price discounting, the sales mix of product and service revenues, and lower gross margins from our acquired Lake operations relative to our consolidated gross margins. The 2005 increase in net sales and gross profit dollars was due to the acquisition of Lake in March 2005.”
Mr. Mihaylo added, “our SG&A costs decreased to 33.2% of net sales during the third quarter of 2005 compared to 34.8% of net sales in the second quarter of 2005.” In addition, for the quarter ended September 30, 2005, days sales outstanding were approximately 35 days and inventory turns were 11.6 times.”
Dr. Haden announces retirement from Inter-Tel’s board of directors. Dr. C. Roland Haden, our long-time board member, has announced his retirement from Inter-Tel’s board of directors, effective November 1, 2005. Dr. Haden has served on Inter-Tel’s board since 1983, the longest tenure of all board members with the exception of our founder, Mr. Mihaylo. He was Vice Chancellor and Dean of Engineering of Texas A&M University from 1993 until his retirement in 2002. Previously, he was Vice Chancellor of Louisiana State University, Dean of the College of Engineering and Applied Sciences at Arizona State University, and Vice President for Academic Affairs at Arizona State University. “Roland has shared his tremendous vision and expertise in his 22 years of outstanding service to Inter-Tel,” noted Mr. Mihaylo. “We are grateful for his service on our board, his commitment, dedication and wisdom offered to our team, and he has my personal heartfelt wishes for many years of happiness in his retirement.” Alexander Cappello, chairman of the board, added “Dr.

Haden has served Inter-Tel with great competence, particularly with regard to understanding and directing Inter-Tel’s product development and engineering processes over the years. In the short time I have known him, it is clear that Dr. Haden has been a valued member of the board. On behalf of the entire board of directors and all Inter-Tel associates, I thank Dr. Haden for his leadership and contributions.”
Additional information regarding our operating results follows:
Sales. GAAP net sales increased 5.6%, or $5.9 million, to $111.4 million in the third quarter of 2005 compared to $105.5 million in the third quarter of 2004. Non-GAAP net sales, which exclude the operations of Lake, decreased 1.1%, or $1.2 million in the quarter ended September 30, 2005 compared to net sales in the third quarter of 2004. GAAP net sales increased 8.6%, or $26.2 million to $332.7 million in the nine months ended September 30, 2005 compared to $306.4 million in 2004. Non-GAAP net sales, excluding the operations of Lake, increased 2.8%, or $8.6 million in the nine months ended September 30, 2005 compared to 2004.
Gross Profit and Gross Margin. GAAP gross profit increased 0.7%, or $0.4 million, to $56.3 million in the third quarter of 2005 compared to $55.9 million in the third quarter of 2004. The gross margin percentage decreased to 50.6% in the third quarter of 2005, compared to 53.0% for the third quarter of 2004. The slight increase in gross profit dollars was primarily attributable to higher net sales, including the acquired Lake operations. The decrease in gross margin percentage was due primarily to sales promotions and discounts on product and service revenues, as well as increased labor costs, and lower gross margins from our acquired Lake operations relative to our consolidated gross margins. The gross margin percentage was also affected by the mix of products and services sold, with a higher percentage of net sales recognized in our local, long distance and network services divisions and DataNet operations, which generate lower gross margins than our principal operating segment. Non-GAAP gross profit, which excludes the operations of Lake, decreased 5.4%, or $3.0 million, in the quarter ended September 30, 2005 compared to gross profit in the third quarter of 2004. In the nine months ended September 30, 2005, GAAP gross profit dollars increased 5.2%, or $8.4 million, compared to $162.3 million in the first nine months of 2004. The gross margin percentage decreased to 51.3% in the nine months ended September 30, 2005, compared to 53.0% for the corresponding period in 2004, primarily due to promotions and price discounting, as well as lower gross margins from our acquired Lake operations. In the nine months ended September 30, 2005 Non-GAAP gross profit dollars was relatively flat at $162.2 million compared to $162.3 million in the nine months ended September 30, 2004.
Research and Development (R&D). GAAP R&D expenses increased 8.5%, or $0.7 million in the third quarter of 2005 compared to the third quarter of 2004. Non-GAAP R&D costs, which exclude the operations of Lake, decreased 6.6%, or $0.5 million, in the quarter ended September 30, 2005 compared to R&D costs in the third quarter of 2004. R&D expenses decreased in the third quarter of 2005 compared to the corresponding period in 2004 following product test and launch expenses associated with the release of new products in the first half of 2005, including the Inter-Tel 5000, Enterprise Messaging, and Unified Communicator v3.0 products. In the nine months ended September 30, 2005, GAAP R&D expenses increased 22.3%, or $4.6 million compared to the first nine months of 2004. Non-GAAP R&D expenses, which exclude the operations of Lake, increased 9.5%, or $2.0 million in the nine months ended September 30, 2005 compared to the first nine months of 2004.
In-Process Research and Development (IPRD) Write-Off. In the first quarter of 2005, the Company reported a write-off of IPRD costs of $2.6 million associated with the acquisition of Lake. This write-off reduced GAAP net income by $0.09 per diluted share for the nine months ended September 30, 2005. Refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.
Selling, General and Administrative (SG&A). GAAP SG&A increased 6.9%, or $2.4 million, in the third quarter of 2005 compared to the third quarter of 2004. The dollar increase was primarily attributable to higher costs and higher net sales associated with our Lake acquisition in March 2005. We also incurred higher employee benefit and medical expenses, and higher professional services fees in the third quarter of 2005 compared to the same period in 2004. To a lesser degree, the increase in SG&A for the third quarter of 2005 compared to the third quarter of 2004 was attributable to additional costs incurred in connection with sales offices acquired and the Linktivity technology acquisition completed in the fourth quarter of 2004. SG&A increased to 33.2% of net sales in the third quarter of 2005 compared to 32.8% of net sales in the third quarter of 2004, although the third quarter SG&A decreased as a percentage of net sales compared to the second quarter of 2005. Non-GAAP SG&A costs, which exclude the operations of Lake, increased 3.0%, or $1.0 million, in the quarter ended September 30, 2005 compared to SG&A costs in the third quarter of 2004. In the nine months ended September 30, 2005, GAAP SG&A expenses increased 11.6%, or $12.0 million, compared to the first nine months of 2004. SG&A increased to 34.9% of net sales in the nine months ended September 30, 2005, compared to 33.9% of net sales in the corresponding period in 2004. Non-GAAP SG&A expenses, which exclude the operations of Lake, increased 8.4%, or $8.7 million, in the nine months ended September 30, 2005 compared to SG&A in the first nine months of 2004.
Amortization. Amortization increased 183.3% to $1.2 million in the third quarter of 2005, compared to $414,000 in the third quarter of 2004. The increase was primarily due to increased purchased intangible assets from acquisitions and assets acquired during 2004 and the Lake acquisition in 2005. Amortization increased 136.1% to $3.1 million in the nine months ended September 30, 2005, compared to $1.3 million in 2004.
Legal judgment, legal settlement and related legal costs. GAAP pre-tax costs associated with this line item in the consolidated statements of income totaled $10.4 million ($0.26 per diluted share after taxes) during the quarter ended September 30, 2005. As disclosed in August 2005, a jury rendered a verdict against Inter-Tel in the net amount of approximately $7.4 million in a trial in Florida. Although the Company is appealing the verdict, the Company has accrued the net verdict amount, plus legal costs incurred in the third quarter. Should the Company be successful or unsuccessful in the appeals process, these costs may be adjusted in the future. The Company also reached a separate settlement in another legal matter during the third quarter in connection with a longstanding dispute with a third-party vendor and customer. The net settlement plus legal fees incurred during the third quarter are included in the pre-tax total costs of $10.4 million identified above.
Reconciliation of GAAP and Non-GAAP Disclosures.
2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.09 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes. Provided in the tables below are the preliminary operating results of our acquired Lake operations, including the IPRD write-off, as well as the impact of costs associated with a legal judgment against the Company in the third quarter, a legal settlement in the third quarter, and legal costs associated with these two events as identified in more detail above. The non-GAAP condensed consolidated statements of operations are provided below to enhance overall understanding of our current financial performance and how we view our operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. The following tables reconcile the financial statements on a GAAP basis for the quarter and nine months ended September 30, 2005 to the non-GAAP pro forma financial statements, which exclude the effects of (1) the in-process research and development (IPRD) write-off and the impact of operating results from the acquired Lake operations and (2) costs associated with a legal judgment against the Company in the third quarter, a legal settlement in the third quarter, and legal costs associated with each of these two events, as discussed above:
Quarter ended September 30, 2005

			Legal judgment,	Non-GAAP/
			legal settlement	Pro forma
(in thousands, except per share		Lake	and related	excluding Lake
amounts and tax rates)	GAAP	Acquisition	litigation costs	and legal issues
Sales	$111,396	$7,076	$—	$104,320
Gross profit	56,322	3,416	—	52,906
Selling, general and administrative	36,977	1,375	—	35,602
Amortization	1,173	522	—	651

			Legal judgment,	Non-GAAP/
			legal settlement	Pro forma
(in thousands, except per share		Lake	and related	excluding Lake
amounts and tax rates)	GAAP	Acquisition	litigation costs	and legal issues
Legal judgment and settlement	10,378	—	10,378	—
Operating income (loss)	(494)	362	(10,378)	9,522
Income (loss) before income taxes	396	351	(10,378)	10,423
Income tax provision (benefit)	(251)	119	(3,580)	3,210
Net income (loss)	647	232	(6,798)	7,213
Net income (loss) per share – basic	$0.02	$0.01	$(0.26)	$0.28
Net income (loss) per share – diluted	$0.02	$0.01	$(0.26)	$0.27
Nine months ended September 30, 2005

			Legal judgment,	Non-GAAP/
			legal settlement	Pro forma
(in thousands, except per share		Lake	and related	excluding Lake
amounts and tax rates)	GAAP	Acquisition	litigation costs	and legal issues
Sales	$332,655	$17,573	$—	$315,082
Gross profit	170,708	8,467	—	162,241
Selling, general and administrative	115,952	3,325	—	112,627
In process R&D write-off	(2,600)	(2,600)	—	—
Amortization	3,057	1,218	—	1,839
Legal judgment and settlement	10,378	—	10,378	—
Operating income (loss)	13,265	(1,336)	(10,378)	24,979
Income (loss) before income taxes	16,117	(1,305)	(10,378)	27,800
Income taxes	6,542	323	(3,580)	9,799
Net income (loss)	9,575	(1,628)	(6,798)	18,001
Net income (loss) per share – basic	$0.36	$(0.06)	$(0.26)	$0.69
Net income (loss) per share – diluted	$0.35	$(0.06)	$(0.26)	$0.66
Conference call. You may access our quarterly earnings results conference call, which is scheduled for October 24, 2005 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until October 24, 2006 at 11:59 p.m. (ET).
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential adjustment of costs in the future in connection with the Company’s appeal of the jury verdict in the Florida legal case. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to, the risk that if Inter-Tel is unsuccessful in its appeal, the Company could incur additional liability, and, regardless of whether successful, the Company will incur additional costs and expenses to pursue the appeal. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2005, Form 10-Q filed on August 9, 2005 and Current Reports on Form 8-K. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — News) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 2,000 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Australia and South Africa. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

					Pro Forma
	Three Months		Pro Forma	Pro Forma 2005	Q3 2005
(in thousands, except per share amounts)	Ended September 30,		2005	legal judgment	Excluding
	2005	2004	Lake Acq	& settlement	Lake & legal
	GAAP	GAAP	Non-GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$97,014	$93,015	$7,076		$89,938
Resale of local and long distance	14,382	12,491	—	—	14,382

Total net sales	111,396	105,506	7,076	—	104,320

Cost of sales
Telecommunications systems, software and related	46,294	41,897	3,660		42,634
Resale of local and long distance	8,780	7,675	—	—	8,780

Total cost of sales	55,074	49,572	3,660	—	51,414

GROSS PROFIT	56,322	55,934	3,416	—	52,906

Research & development	8,288	7,637	1,157		7,131
Selling, general and administrative	36,977	34,575	1,375		35,602
Amortization of purchased intangible assets	1,173	414	522		651
Write-off of in-process research and development costs	—	—	—		—
Legal judgment and settlement	10,378	—		10,378	—

	56,816	42,626	3,054	10,378	43,384

OPERATING INCOME (LOSS)	(494)	13,308	362	(10,378)	9,522

Interest and other income	946	732	6	—	940
Foreign currency transaction gains (losses)	(37)	(7)	(17)	—	(20)
Interest expense	(19)	(20)		—	(19)

INCOME BEFORE INCOME TAXES	396	14,013	351	(10,378)	10,423
INCOME TAX PROVISION (BENEFIT)	(251)	4,807	119	(3,580)	3,210

NET INCOME	$647	$9,206	$232	$(6,798)	$7,213

NET INCOME PER SHARE—BASIC	$0.02	$0.36	0.01	(0.26)	$0.28

NET INCOME PER SHARE—DILUTED	$0.02	$0.34	0.01	(0.26)	$0.27

DIVIDENDS PER SHARE	$0.08	$0.07	$—	$—	$0.08

Average number of common shares outstanding — Basic	26,147	25,816	26,147	26,147	26,147

Average number of common shares outstanding — Diluted	27,056	26,944	27,056	26,147	27,056

Effective tax rate	(63.4%)	34.3%	33.9%	34.5%	30.8%

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months		Pro Forma	Pro Forma 2005	Pro Forma
(in thousands, except per share amounts)	Ended September 30,		2005	legal judgment	Excluding
	2005	2004	Lake Acq	& settlement	Lake & Charge
	GAAP	GAAP	Non-GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$291,320	$269,731	$17,573		$273,747
Resale of local and long distance	41,335	36,714	—		41,335

Total net sales	332,655	306,445	17,573	—	315,082

Cost of sales
Telecommunications systems, software and related	136,595	121,909	9,106		127,489
Resale of local and long distance	25,352	22,205	—		25,352

Total cost of sales	161,947	144,114	9,106	—	152,841

GROSS PROFIT	170,708	162,331	8,467	—	162,241

Research & development	25,456	20,816	2,660		22,796
Selling, general and administrative	115,952	103,916	3,325		112,627
Amortization of purchased intangible assets	3,057	1,295	1,218		1,839
Write-off of in-process research and development costs	2,600	—	2,600		—
Legal judgment and settlement	10,378		—	10,378	—

	157,443	126,027	9,803	10,378	137,262

OPERATING INCOME	13,265	36,304	(1,336)	(10,378)	24,979

Interest and other income	2,813	1,808	16	—	2,797
Foreign currency transaction gains (losses)	104	(281)	15	—	89
Interest expense	(65)	(108)	—	—	(65)

INCOME BEFORE INCOME TAXES	16,117	37,723	(1,305)	(10,378)	27,800
INCOME TAXES	6,542	13,580	323	(3,580)	9,799

NET INCOME	$9,575	$24,143	$(1,628)	$(6,798)	$18,001

NET INCOME PER SHARE—BASIC	$0.36	$0.94	(0.06)	(0.26)	$0.69

NET INCOME PER SHARE—DILUTED	$0.35	$0.89	(0.06)	(0.26)	$0.66

DIVIDENDS PER SHARE	$1.24	$0.19	$—	$—	$1.24

Average number of common shares outstanding — Basic	26,274	25,691	26,274	26,274	26,274

Average number of common shares outstanding — Diluted	27,304	27,185	26,274	26,274	27,304

Effective tax rate	40.6%	36.0%	(24.8%)	n/a	35.2%

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	September 30,	September 30,	December 31,
Inventory turn amounts)	2005	2004	2004
Cash and short-term investments	$169.6	$214.5	$205.0
Long-term investments	—	—	9.9
Accounts receivable — net	43.0	43.4	45.2
Inventory	19.7	17.2	16.1
Net investment in sales-leases (current)	17.5	16.9	17.2
Net investment in sales-leases (long-term)	34.7	31.2	33.9
DSO (based on 90 days sales)	34.7	37.0	36.8
DSO (based on trailing 12 mo. sales)	35.7	38.4	39.0
Inventory turns	11.6	11.4	11.7

	Quarter ended	Quarter ended	Nine months ended	Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Depreciation and amortization	$3.5	$2.3	$10.2	$7.3
Capital Expenditures	1.9	3.4	6.2	7.4
Cash used for acquisitions	0.2	1.4	28.0	1.5
Cash dividends paid	2.1	1.5	32.8	4.6
Treasury stock repurchases (a)	—	—	13.8	—

(a)	716,500 shares at an average price of $19.23 per share.